UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2007

ALLIANCE BANKSHARES
CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	000-49976 (Commission File Number)	46-0488111 (I.R.S. Employer Identification No.)
14200 Park Meadow Drive, Suite 200 South
Chantilly, Virginia 20151
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (703) 814-7200
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
      On April 25, 2007, the Board of Directors of Alliance Bankshares Corporation (the Company) adopted, subject to shareholder approval, the Alliance Bankshares Corporation 2007 Incentive Stock Plan (the Plan). The Company’s shareholders approved the Plan at the Company’s Annual Meeting of Shareholders held on June 13, 2007.
      The Plan, which became effective June 13, 2007, is designed to promote a greater identity of interest between the Company’s and its subsidiaries’ employees, non employee directors and non employee service providers (the Participants) and the Company’s shareholders by increasing the Participants’ proprietary interest in the Company through the receipt of equity awards. The Plan authorizes the granting of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, and stock awards to employees, non-employee directors and non-employee service providers, and includes the authority to grant awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Subject to earlier termination by the Board of Directors, the Plan will terminate on June 12, 2017.
      The Plan provides that, subject to capital adjustments, the maximum number of shares of the Company’s common stock that may be issued under the Plan is 200,000 shares. No more than one-half of shares issued under the Plan may be issued in connection with restricted stock, restricted stock units and stock awards. If any award granted terminates, expires, lapses, or is forfeited for any reason, the shares subject to such award will be available for future awards under the Plan. In addition, if the exercise price for a stock option is paid using previously acquired shares, the number of shares available for future awards under the Plan will be reduced only by the net number of new shares issued upon the exercise of the option. Similarly, if shares are surrendered by a Participant as full or partial payment of withholding taxes, or if the number of shares otherwise deliverable is reduced for payment of withholding taxes, the number of shares surrendered or withheld shall again be available for future awards under the Plan.
      The Board has delegated general administrative authority for the Plan to the Board’s Compensation Committee (the Committee). The Committee has broad authority under the Plan to, among other things, select Participants to receive awards and determine the type(s) of award(s) that they are to receive, and determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, the term of the award and vesting conditions (if any).
      The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the more detailed description of the Plan contained in, and the full text of the Plan which was attached as Appendix A to, the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2007 in connection with the Company’s 2007 Annual Meeting of Shareholders, which are incorporated herein by reference.
      The Company’s previously adopted stock incentive plan, the Alliance Bankshares Corporation 1999 Stock Option Plan, remains in effect for the balance of its term. As of April 27, 2007, there were 909,541 shares subject to stock options outstanding under the 1999 Stock Option Plan and a total of 7,403 shares remained available for awards under the 1999 Stock Option Plan.

Item 9.01.     Financial Statements and Exhibits.
(d)	Exhibits.
10.11	Alliance Bankshares Corporation 2007 Incentive Stock Plan, effective as of June 13, 2007, incorporated by reference to Appendix A to Proxy Statement filed April 30, 2007.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation (Registrant)

By:	/s/ Paul M. Harbolick, Jr.

Paul M. Harbolick, Jr. Executive Vice President & Chief Financial Officer
Date: June 18, 2007